Exhibit 99.1

Infinera Corporation Announces CEO and Board Transition Plans

Sunnyvale, Calif., August 5, 2020 - Infinera Corporation (NASDAQ: INFN) today announced a succession plan to transition its leadership in the coming months.

Tom Fallon will be stepping down as Infinera’s CEO and David Heard, the Company’s Chief Operating Officer, will be succeeding him. This transition is expected to take place by the end of 2020 on a date to be determined. Mr. Fallon, in his 17th year with Infinera and 11th as CEO, will remain on the Board of Directors.

“I couldn’t be more pleased with the Board’s selection of David as Infinera’s next CEO and I have the utmost confidence in his ability to successfully lead the company in its next phase of growth,” said Mr. Fallon, Infinera CEO. “When David joined Infinera three years ago, our objective was to bring onboard a Chief Operating Officer who would be positioned to take over as CEO at the right time. David’s contributions since joining the company have been substantial, making us more scalable as he led us through a major acquisition, driving synergies through operational improvements, aligning our product and service portfolio and focusing our investments on the highest value areas for our customers and shareholders.”

Having served as Infinera’s COO since October 2018 and led a publicly traded company as CEO in the past, Mr. Heard has over 25 years of industry experience in executive leadership roles that span a wide breadth of technology companies, including JDS Uniphase, BigBand Networks (now part of CommScope), Somera (now part of Jabil), Tekelec (now part of Oracle), and Lucent Technologies (now part of Nokia). He holds an M.B.A. from the University of Dayton, an M.S. in management from the Stanford Graduate School of Business, where he was a Sloan Fellow, and a B.A. in production and operations management from Ohio State University.

In conjunction with this transition, Infinera is also announcing that Kambiz Hooshmand will be stepping down as Chairman of the Board on the same date as the CEO transition, while remaining on the Board. Mr. Hooshmand has served as Chairman since October 2010. George Riedel, a current member of the Board, will succeed Mr. Hooshmand as Chairman.

“Together with the entire Board, I want to thank Kambiz sincerely for his longstanding and dedicated commitment and service to Infinera,” said Tom Fallon. “We are very fortunate to have someone of George’s industry experience, knowledge and strategic leadership abilities step into the Chairman role and partner with David as he assumes the CEO mantle later this year. These succession changes have been thoughtfully planned and we anticipate a smooth transition. I am deeply appreciative of the opportunity to serve as CEO over the past decade and I look forward to helping Infinera in the next phase of our journey.”

Contacts:
Media: Anna Vue Tel. +1 (916) 595-8157 avue@infinera.com	Investors: Michael Bowen, ICR, Inc. Tel. +1 (203) 682-8299 Michael.Bowen@icrinc.com
Marc P. Griffin, ICR, Inc. Tel. +1 (646) 277-1290 Marc.Griffin@icrinc.com

About Infinera
Infinera is a global supplier of innovative networking solutions that enable carriers, cloud operators, governments, and enterprises to scale network bandwidth, accelerate service innovation, and automate network operations. The Infinera end-to-end packet-optical portfolio delivers industry-leading economics and performance in long-haul, submarine, data center interconnect, and metro transport applications. To learn more about Infinera, visit www.infinera.com, follow us on Twitter @Infinera, and read Infinera's latest blog posts at www.infinera.com/blog.

Forward-Looking Statements
This press release contains certain forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties. Such forward-looking statements include, without limitation, expectations and outcomes related to Infinera’s leadership transition plans for its CEO and Chairman roles and statements related to Infinera’s future growth.
Forward-looking statements can also be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and "would” or similar words. These statements are based on information available to Infinera as of the date hereof and actual results could differ materially from those stated or implied due to risks and uncertainties. The risks and uncertainties that could cause Infinera’s results to differ materially from those expressed or implied by such forward-looking statements include, the effect of the COVID-19 pandemic on Infinera’s business, results of operations, financial condition, stock price and personnel; the effect of global and regional economic conditions on Infinera’s business, including effects on purchasing decisions by customers; Infinera’s future capital needs and its ability to generate the cash flow or otherwise secure the capital necessary to make anticipated capital expenditures; Infinera's ability to service its debt obligations and pursue its strategic plan; delays in the development and introduction of new products or updates to existing products; market acceptance of Infinera’s end-to-end portfolio; Infinera's reliance on single and limited source suppliers; Infinera’s ability to successfully integrate its enterprise resource planning system and other management systems; the diversion of management time on issues related to the integration and the implementation of its enterprise resource planning system; fluctuations in demand, sales cycles and prices for products and services, including discounts given in response to competitive pricing pressures, as well as the timing of purchases by Infinera's key customers; the effect that changes in product pricing or mix, and/or increases in component costs could have on Infinera’s gross margin; Infinera’s ability to respond to rapid technological changes; aggressive business tactics by Infinera’s competitors; the effects of customer consolidation; the impacts of foreign currency fluctuations; Infinera’s ability to protect Infinera’s intellectual property; claims by others that Infinera infringes their intellectual property; war, terrorism, public health issues, natural disasters and other circumstances that could disrupt the supply, delivery or demand of Infinera's products; and other risks and uncertainties detailed in Infinera’s SEC filings from time to time. More information on potential factors that may impact Infinera’s business are set forth in its Annual Report on Form 10-K for the year ended on December 28, 2019 as filed with the SEC on March 4, 2020, and its Quarterly Report on Form 10-Q for the quarter ended March 28, 2020 as filed with the SEC on May 15, 2020, as well as subsequent reports filed with or furnished to the SEC from time to time. These reports are available on Infinera’s website at

www.infinera.com and the SEC’s website at www.sec.gov. Infinera assumes no obligation to, and does not currently intend to, update any such forward-looking statements.